Exhibit 99.1
MabVax Therapeutics Announces Uplisting to The Nasdaq Capital Market and
$8.625 million Public Offering

SAN DIEGO (August 17, 2016) – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage oncology drug development company announces that the Company’s common stock will begin trading on The Nasdaq Capital Market under the stock symbol MBVX effective with the market open today.  The Company also announces the pricing of a public offering.  The offering consists of $8.625 million of common stock and Series F Preferred Stock at $4.81 per share of common stock or Series F Preferred Stock.   One Class A warrant exercisable at $5.55 per share and one Class B warrant exercisable at $6.29 per share are also being issued with each share of common stock or Series F Preferred Stock issued in the offering.  Each share of Series F Preferred Stock is initially convertible into one share of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The total expected gross proceeds of the public offering are $8.625 million before the underwriter’s discount and expenses.  The warrants are immediately exercisable and expire August 22, 2019.  Neither the warrants nor the Series F Preferred Stock will be separately listed on any securities exchange or other trading market.

Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for the offering.

We have granted the underwriters an option for a period of up to 45 days from the date of the Company’s prospectus to purchase up to an aggregate of 169,179 additional shares of our common stock (with additional Class A Warrants and Class B Warrants) solely to cover overallotments.

On August 16, 2016 the Company effected a 1 for 7.4 reverse split of its common stock which will be effective with the open of trading on The Nasdaq Capital Market on August 17, 2016, as reflected above and in the final prospectus in connection with the offering.

A registration statement relating to these securities was previously filed on Form S-1 (333-211421) with the Securities and Exchange Commission (the “SEC”), and was declared effective by the SEC on August 16, 2016. A final prospectus relating to the offering may be obtained on the SEC’s website located at www.sec.gov, and electronic copies of the final prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Purpose of the Reverse Stock Split and Public Offering

The reverse stock split and public offering enables the Company to satisfy the minimum stockholder’s equity and stock price requirements of The Nasdaq Capital Market for uplisting and provides capital to continue the Company’s clinical development plans.

As a result of the reverse stock split, the Company's issued and outstanding shares of common stock before the offering will decrease to approximately 4,235,339 post-split shares.  As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to the number of shares of common stock held by such stockholder immediately prior to the reverse stock split, divided by 7.4.  No fractional shares will be issued, and no cash or other consideration will be paid. Instead, any stockholder who otherwise would have received a fractional share as a result of the reverse stock split will receive one whole share of the post-split common stock.

Stockholders who hold their shares in electronic form at their brokerage firms need not take any action, as the shares held in brokerage accounts will be automatically adjusted to reflect the reverse stock split. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company's transfer agent. The transfer agent will issue a new share certificate reflecting the terms of the reverse stock split to each requesting stockholder who submits its paper certificate.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company’s proprietary vaccines.  MabVax’s HuMab-5B1 antibody is fully human and was discovered from the immune response of cancer patients vaccinated with an antigen-specific vaccine during a Phase I trial at Memorial Sloan Kettering Cancer Center, or MSK.  In preclinical research, the 5B1 antibody has demonstrated high specificity and affinity, and has shown potent cancer cell killing capacity and efficacy in animal models of pancreatic, colon and small cell lung cancers.  The antigen the antibody targets is expressed on more than 90% of pancreatic cancers making the antibody potentially broadly applicable to most patients suffering from this type of cancer.   MabVax’s two lead antibody clinical programs, currently in Phase I clinical trials, utilize HuMab-5B1 as a naked antibody (MVT-5873) and as an immuno-PET imaging agent (MVT-2163).  MabVax also has the exclusive license to the therapeutic vaccines from MSK.   Additional information is available at www.mabvax.com.

Forward Looking Statements:

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the Company’s clinical trials and product development pipeline.  We have no assurance that all of the product development pipeline will be fully developed by the Company.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties.  Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov.  The parties do not undertake any obligation to update forward-looking statements contained in this press release.

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